EXHIBIT 99.1

Fibrocell Science Reports Third Quarter and Nine Month 2014 Financial and Operating Results

- Company to Host Conference Call and Webcast, Today at 8:30 a.m. EST -

EXTON, PA — November 7, 2014 — Fibrocell Science, Inc. (NASDAQ: FCSC), an autologous cell therapy company focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs, today reported financial results for the third quarter 2014. The company will host a conference call and webcast today at 8:30 a.m. EST.

“We have made great progress advancing our drug candidate, GM-HDF-COL7—genetically-modified human dermal fibroblasts expressing collagen VII—for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a devastating genetic disorder, toward the clinic,” said David Pernock, chairman and chief executive officer of Fibrocell. “Developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology, we are on track to file an investigational new drug application (IND) with the U.S. Food and Drug Administration for GM-HDF-COL7 in the first half of 2015.  RDEB together with dominant dystrophic epidermolysis bullosa comprise dystrophic epidermolysis bullosa which affects an estimated 5,500 to 12,500 patients in the U.S. alone.   In our rare disease programs, our strategic approach is to use the autologous fibroblast cell to safely deliver a gene or protein to patients with rare genetic skin diseases.  In addition to RDEB, we are also pursuing a treatment for linear scleroderma, a chronic and devastating autoimmune disease which results in an overproduction of collagen I and III causing debilitating and painful scarring.”

Mr. Pernock continued, “In addition to our work in rare skin diseases, our Phase 2 clinical program evaluating azficel-T for vocal cord scarring has patient enrollment nearing completion.  For our restrictive burn scarring Phase 2 clinical trial, also assessing azficel-T, patient enrollment has been challenging.  To address this, we are changing our approach to an open label study which will enable us to treat the enrolled patients with azficel-T and not placebo. Additional patients will not be enrolled in this trial and we will reassess our clinical development plan after we see the data.”

Third Quarter 2014 Highlights

•                  Hosted an R&D Day in New York City for analysts and investors on September 24, 2014 that featured presentations by key opinion leaders addressing Fibrocell’s lead research and development programs:  using genetically-modified autologous fibroblasts, in collaboration with Intrexon Corporation, to treat rare skin diseases; developing azficel-T therapeutic applications for serious scarring conditions; and enhancing Fibrocell’s autologous fibroblast platform to develop future applications through its collaboration with UCLA.

•                  Transferred the company’s U.S. stock exchange listing from the NYSE MKT to NASDAQ effective August 29, 2014.

•                  Presented at the 2014 Patient Care Conference of the Dystrophic Epidermolysis Bullosa Research Association of America as part of Fibrocell’s commitment to engage and support advocacy groups for patients with rare skin diseases. Held every other year, this educational forum brings together patients and their families to learn about new research for epidermolysis bullosa.

Financial Results

Quarter ended September 30, 2014 compared to quarter ended September 30, 2013

For the quarter ended September 30, 2014, Fibrocell reported basic net loss of $0.15 per share, compared to basic net loss of $0.24 per share for the same period in 2013. Revenues for each of the third quarters of 2014 and 2013 were insignificant. The company used $5.2 million in cash for operations during the third quarter of 2014, as compared to $5.6 million in the third quarter of 2013.

Research and development expenses in the quarter ended September 30, 2014 were $2.9 million, as compared to $8.7 million in the third quarter of 2013. The $5.8 million decrease in R&D expenses was due to the $6.4 million stock issuance costs for our collaboration with Intrexon in the third quarter of 2013, offset by increased costs of $0.6 million related to our RDEB pre-clinical study. Selling, general and administrative expenses for the third quarter of 2014 were relatively constant with those in the third quarter of 2013.

Nine months ended September 30, 2014 compared to nine months ended September 30, 2013

For the nine months ended September 30, 2014, Fibrocell reported basic net loss of $0.55 per share, compared to basic net loss of $0.97 per share for the same period in 2013. Revenues for the nine months of 2014 and 2013 were insignificant. The company used $15.5 million in cash for operations during the first nine months of 2014, as compared to $16.0 million for the comparable period in 2013.

Research and development expenses for the nine months ended September 30, 2014 were $12.9 million, as compared to $11.6 million for the same period in 2013. The $1.3 million increase was primarily due to the 2014 implementation of a standard cost system which resulted in the allocation of manufacturing and quality costs not related to commercial sales to research and development expense.  Selling, general and administrative expenses were $9.1 million, an increase of $1.9 million compared to the nine months ended September 30, 2013, primarily due to increased professional fees of $1.0 million, related to the costs of our warrant restatement project in the second quarter of 2014, higher audit fees, project expenses and temporary staffing costs. Legal costs increased $0.3 million due to negotiations with respect to our corporate contracts and also the warrant restatement project.  Marketing expense decreased $0.2 million due to our de-emphasis on sales of our commercial product, LAVIV®.

Cash and cash equivalents totaled $44.2 million as of September 30, 2014 compared to $60.0 million on December 31, 2013. Cash was used primarily to fund core business initiatives.

Conference Call and Webcast

The conference call may be accessed by dialing 855-877-0343 for domestic callers and 678-509-8772 for international callers. Please specify to the operator that you would like to join the “Fibrocell Science Third Quarter 2014 Financial Results Call, conference ID#: 19362761.” The conference call will be webcast live under the investor relations section of Fibrocell’s website at www.fibrocellscience.com/investors/events-and-presentations/, and will be archived there for 30 days following the call. Please visit Fibrocell’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NASDAQ: FCSC) is an autologous cell therapy company focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs. Fibrocell’s lead orphan drug program is in late-stage pre-clinical development for the treatment of RDEB (recessive dystrophic epidermolysis bullosa). Working in collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, Fibrocell is genetically modifying autologous fibroblast cells to express target proteins that are inactive or missing from patients with rare genetic skin and connective tissue disorders. Fibrocell is also pursuing medical applications for azficel-T, the Company’s proprietary autologous fibroblast technology. Currently, the Company is in a Phase II clinical trial for vocal cord scarring.  For additional information, visit www.fibrocellscience.com.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements we make regarding our ability to file an IND for GM-HDF-COL7 in the first half of 2015. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Fibrocell Science’s control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) uncertainties relating to the filing process; and (ii) our ability to maintain our strategic partnership with Intrexon, as well as those set forth under the caption “Item 1A. Risk Factors” in Fibrocell Science’s most recent Form 10-K filing, as amended, as updated in “Item 1A. Risk Factors” in Fibrocell Science’s most recent Form 10-Q filing. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. In addition, Fibrocell Science operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. Fibrocell Science disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement. You are also urged to carefully review and consider the various disclosures in Fibrocell Science’s most recent annual report on Form 10-K, as amended, our most recent Form 10-Q as well as other public filings with the SEC since the filing of Fibrocell Science’s most recent annual report.

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Investor Relations:
Susan Noonan
S.A. Noonan Communications, LLC
(212) 966-3650
susan@sanoonan.com

Fibrocell Science, Inc.

Selected Financial Information

(unaudited)

Consolidated Statement of Operations:

	Three months ended September 30,		Nine months ended September 30,
($ in thousands, except per share and share data)	2014	2013	2014	2013

Revenue from product sales	$20	$68	$124	$156
Cost of sales	512	1,792	1,852	6,109
Gross loss	(492)	(1,724)	(1,728)	(5,953)
Selling, general and administrative expense	2,810	2,746	9,112	7,250
Research and development expense	2,889	8,651	12,947	11,636
Operating loss	(6,191)	(13,121)	(23,787)	(24,839)
Other income (expense):
Warrant revaluation income (expense)	177	6,520	1,135	(960)
Other income	—	—	370	—
Interest income	2	—	4	—
Loss from continuing operations before income taxes	(6,012)	(6,601)	(22,278)	(25,799)
Deferred tax benefit	—	—	—	—
Loss from continuing operations, net of tax	(6,012)	(6,601)	(22,278)	(25,799)
Loss from discontinued operations, net of tax	—	4	—	(13)
Net loss	$(6,012)	$(6,605)	$(22,278)	$(25,812)

Per share information:

Loss from continuing operations, net of tax
Basic	$(0.15)	$(0.24)	$(0.55)	$(0.97)
Diluted	$(0.17)	$(0.31)	$(0.60)	$(1.04)
Net loss
Basic	$(0.15)	$(0.24)	$(0.55)	$(0.97)
Diluted	$(0.17)	$(0.31)	$(0.60)	$(1.04)
Weighted average number of basic common shares outstanding	40,856,815	27,158,394	40,766,741	26,543,099
Weighted average number of diluted common shares outstanding	41,300,105	27,802,557	41,045,861	26,896,268

Fibrocell Science, Inc.

Selected Financial Information

(unaudited)

Selected Consolidated Balance Sheet Data:

($ in thousands)	September 30, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$44,215	$60,033
Accounts receivable, net	2	28
Inventory	610	597
Prepaid expenses and other current assets	480	1,202
Total current assets	45,307	61,860
Property and equipment, net	1,749	1,701
Intangible assets, net	4,824	5,238
Other assets	1	215
Total assets	$51,881	$69,014

Liabilities and Stockholder’s Equity
Total current liabilities	$3,574	$3,593
Warrant liability	14,081	15,216
Other long term liabilities	679	539
Total liabilities	18,334	19,348
Total stockholder’s equity	33,547	49,666
Total liabilities and stockholder’s equity	$51,881	$69,014

Selected Consolidated Statement of Cash Flows Data:

	Nine months ended September 30,
($ in thousands)	2014	2013

Net cash used in operating activities	$(15,512)	$(16,039)
Net cash used in investing activities	$(307)	$(162)
Net cash provided by financing activities	$—	$1,730